Marsh & McLennan Companies, Inc. and Subsidiaries                  Exhibit 12.1
Ratio of Earnings to Fixed Charges
(IN MILLIONS, EXCEPT RATIOS)



                                                                          Years Ended December 31,
                                                         -------------------------------------------------------
                                                             2001     2000       1999 (1)    1998    1997 (2)
                                                         -------------------------------------------------------
EARNINGS
Income before income taxes and minority interest*        $1,590      $1,955     $1,255     $1,305    $715

Interest expense                                            196         247        233        140     107

Portion of rents representative of
the interest factor                                         121         120        121        104      88

Amortization of capitalized interest                         --          --          1          1       1
                                                         -------------------------------------------------------
                                                         $1,907      $2,322     $1,610     $1,550    $911
                                                         =======================================================
FIXED CHARGES

Interest expense                                         $  196         247     $  233     $  140    $107

Portion of rents representative of
the interest factor                                         121         120        121        104      88
                                                         -------------------------------------------------------
                                                         $  317      $  367     $  354     $  244    $195
                                                         =======================================================
Ratio of Earnings to Fixed Charges                          6.0         6.3        4.5        6.4     4.7



* Minority interest has been reclassified in the prior years (1997-1999) to conform to the current year presentation.

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.